Exhibit 99.1

The Men’s Wearhouse, Inc. News Release

For Immediate Release
MEN’S WEARHOUSE REPORTS
FISCAL 2009 SECOND QUARTER RESULTS
•	Q2 2009 GAAP diluted EPS was $0.75 compared with Q2 2008 GAAP diluted EPS of $0.63 and adjusted diluted EPS of $0.72

•	Company provides guidance for the third quarter of fiscal 2009

•	Conference call at 5:00 pm Eastern today
HOUSTON — September 9, 2009 — The Men’s Wearhouse (NYSE: MW) today announced its consolidated financial results for the second quarter ended August 1, 2009.
Second Quarter Sales Summary — Fiscal 2009

						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year		Change %	Current Year		Prior Year
Total Company	$526.2		$545.3		-3.5%
MW	$359.0	(a)	$362.7	(a)	-1.0%	- 2.0	%(b)	- 7.8	%(b)
K&G	$93.6		$96.4		- 2.9%	-3.6%		- 8.9%
United States	$461.0		$470.0		- 1.9%	-2.4%		-8.0%
Moores	$65.2		$75.3		-13.3%	- 3.4	%(c)	- 2.8	%(c)
Year-To-Date Sales Summary — Fiscal 2009

						Comparable Store Sales
	U.S. dollars, in millions				Total Sales	Change %
	Current Year		Prior Year		Change %	Current Year		Prior Year
Total Company	$990.3		$1,036.4		-4.4%
MW	$670.0	(a)	$690.6	(a)	-3.0%	- 4.4	%(b)	- 7.2	%(b)
K&G	$198.1		$197.0		+ 0.6%	-0.6%		-11.6%
United States	$886.0		$911.3		-2.8%	-3.5%		-8.2%
Moores	$104.3		$125.1		-16.6%	- 3.7	%(c)	- 3.3	%(c)

(a)	Includes retail stores and ecommerce.

(b)	Comparable store sales do not include ecommerce. Stores from the After Hours acquisition are included beginning Q2 of fiscal 2008.

(c)	Comparable store sales change is based on the Canadian dollar.

Diluted earnings per common share were $0.75 for the second quarter ended August 1, 2009. This compares to diluted earnings per common share guidance given June 8, 2009 of $0.56 to $0.60. Prior year second quarter GAAP diluted earnings per common share were $0.63 and adjusted diluted earnings per common share were $0.72 excluding $7.3 million (pre tax) or $0.09 per diluted share outstanding in costs incurred in connection with the closure of the Canadian based manufacturing facility operated by the Company’s subsidiary, Golden Brand.
SECOND QUARTER REVIEW
•	Total Company sales decreased 3.5% for the quarter.
•	Clothing product sales, representing 69.2% of fiscal second quarter 2009 total net sales, decreased 5.6% due to decreases in the Company’s comparable store sales primarily driven by a reduction in store traffic levels.

•	Tuxedo rental sales, representing 24.6% of fiscal second quarter 2009 total net sales, increased 1.7%.
•	Gross margin before occupancy costs, as a percentage of total net sales, decreased 86 basis points from 59.9% to 59.1%. Clothing product margins, as a percentage of related sales, decreased 205 basis points due to increased promotional activities and were modestly offset by higher alteration service margins and the impact of the higher margin tuxedo rental revenues that increased as a mix of total sales from 23.4% to 24.6%.

•	Occupancy costs increased, as a percentage of total net sales, by 36 basis points from 13.5% to 13.9% due to the deleveraging effect of reduced comparable store sales. On an absolute dollar basis, occupancy costs decreased 0.9% from $73.8 million in the prior year to $73.1 million.

•	Selling, general, and administrative expenses were $173.9 million in the current year and $198.9 million in the prior year. During the quarter, the Company entered into an agreement with a third party vendor who assumed our unredeemed gift card liability, which resulted in the recognition of other income from gift card breakage of $3.2 million ($2.0 million after tax or $0.04 per diluted share outstanding). Excluding other income from gift card breakage, adjusted SG&A expenses of $177.1 million decreased 7.6% from the prior year’s adjusted SG&A of $191.6 million which excludes $7.3 million in costs associated with the closing of Golden Brand. The decrease is primarily due to cost-cutting measures and operational efficiencies. As a percentage of total net sales, adjusted SG&A decreased 148 basis points from 35.1% to 33.7%. Adjusted SG&A excluding advertising decreased 9.5% from the prior year quarter.

•	Operating income was $63.9 million or 12.1% of total net sales compared to adjusted operating income of $61.5 million or 11.3% of total net sales for the same period last year which excludes $7.3 million in Golden Brand closure costs. Net income was $39.5 million or 7.5% of total net sales compared to adjusted net income of $37.3 million or 6.8% of total net sales for the same period last year which excludes $4.5 million in Golden Brand closure costs (net of tax).

•	Cash and cash equivalent balances plus amounts held in short-term investments as of the end of the second quarter of 2009 were $163.9 million, an increase of $44.7 million over the same period last year.

•	Total inventories of $430.8 million declined 5.8% from the prior year second quarter of $457.2 million.

•	Long term debt as of the end of the second quarter of 2009 was $43.2 million, a decrease of $41.1 million from the same period last year.
THIRD QUARTER FISCAL 2009 GUIDANCE
For the third quarter, the Company expects GAAP diluted earnings per common share to be in a range of $0.27 to $0.30.
The Company anticipates comparable store sales of its retail apparel business to decline in a range of 2% to 3% and comparable store sales of its tuxedo rental revenues to increase in a range of 1% to 2% for the third quarter. Total Company sales are expected to be flat to a decrease of 2% for the third quarter.
Gross profit before occupancy costs for the third quarter is expected to decline in the low single digit range from the prior year as the Company continues a more aggressive posture in strengthening its value proposition for customers. Occupancy costs are expected to be flat for the third quarter in absolute dollar terms.
Selling, general and administrative expenses for the third quarter are expected to decline by 4% to 5% from the prior year, excluding advertising costs and $1.8 million in prior year costs associated with the closing of Golden Brand.
This guidance includes an estimated effective tax rate of approximately 33.0% for the third quarter. The Company’s effective tax rate for the fiscal year is now estimated at 36.1%.
Weighted average fully diluted common shares outstanding are estimated to be 52.285 million for the third quarter and 52.195 million for the full year.

UPDATED CONFERENCE CALL AND WEBCAST INFORMATION
At 5:00 pm Eastern time on Wednesday, September 9, 2009, company management will host a conference call and real time web cast to review the fiscal second quarter and its outlook for the third quarter of fiscal 2009.
To access the conference call, dial 480-629-9772. To access the live webcast presentation, visit the Investor Relations section of the company’s website at www.menswearhouse.com. A telephonic replay will be available through September 16, 2009 by calling 303-590-3030 and entering the access code of 4143979#, or a webcast archive will be available free on the website for approximately 90 days.
STORE INFORMATION

	August 1, 2009		August 2, 2008		January 31, 2009
	Number	Sq. Ft.	Number	Sq. Ft.	Number	Sq. Ft.
	of Stores	(000’s)	of Stores	(000’s)	of Stores	(000’s)
Men’s Wearhouse	580	3,274.1	572	3,213.9	580	3,263.1
Men’s Wearhouse and Tux	473	644.4	493	668.6	489	665.0
Moores, Clothing for Men	117	732.7	116	721.2	117	729.3
K&G (a)	108	2,488.4	106	2,442.6	108	2,493.4

Total	1,278	7,139.6	1,287	7,046.3	1,294	7,150.8

(a)	94, 90 and 93 stores, respectively, offering women’s apparel.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,278 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and Men’s Wearhouse and Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.
This press release contains forward-looking information. The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be significantly impacted by various factors, including sensitivity to economic conditions and consumer confidence, possibility of limited ability to expand Men’s Wearhouse stores, possibility that certain of our expansion strategies may present greater risks and other factors described in the Company’s annual report on Form 10-K for the year ended January 31, 2009 and Form 10-Q for the quarter ended May 2, 2009.
For additional information on Men’s Wearhouse, please visit the Company’s website at www.menswearhouse.com.
CONTACT:	Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000 Ken Dennard, DRG&E (713) 529-6600

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE THREE MONTHS ENDED
August 1, 2009 AND August 2, 2008
(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2009	Sales	2008	Sales	Dollar	%	Points

Net sales:
Clothing product	$364,302	69.23%	$386,108	70.81%	$(21,806)	(5.65%)	(1.58)
Tuxedo rental services	129,567	24.62%	127,453	23.37%	2,114	1.66%	1.25
Alteration and other services	32,339	6.15%	31,728	5.82%	611	1.93%	0.33

Total net sales	526,208	100.00%	545,289	100.00%	(19,081)	(3.50%)	0.00

Total cost of sales	288,420	54.81%	292,246	53.59%	(3,826)	(1.31%)	1.22

Gross margin (a)	237,788	45.19%	253,043	46.41%	(15,255)	(6.03%)	(1.22)

Selling, general and administrative expenses	173,896	33.05%	198,886	36.47%	(24,990)	(12.56%)	(3.43)

Operating income	63,892	12.14%	54,157	9.93%	9,735	17.98%	2.21

Net interest	—	0.00%	(346)	0.06%	(346)	(100.00%)	(0.06)

Earnings before income taxes	63,892	12.14%	53,811	9.87%	10,081	18.73%	2.27

Provision for income taxes	24,407	4.64%	20,986	3.85%	3,421	16.30%	0.79

Net earnings	$39,485	7.50%	$32,825	6.02%	$6,660	20.29%	1.48

Net earnings per diluted common share (b)	$0.75		$0.63

Weighted average diluted common shares outstanding:	52,255		51,862

(a)	Gross margin as a percentage of related sales:

	Three Months Ended				Variance
		% of		% of
		Related		Related			Basis
	2009	Sales	2008	Sales	Dollar	%	Points

Clothing margin	$194,115	53.28%	$213,634	55.33%	$(19,519)	(9.14%)	(2.05)
Tuxedo margin	108,092	83.43%	106,651	83.68%	1,441	1.35%	(0.25)
Alteration and other services margin	8,649	26.74%	6,524	20.56%	2,125	32.57%	6.18
Occupancy costs	(73,068)	(13.89%)	(73,766)	(13.53%)	698	0.95%	(0.36)

Gross margin	$237,788	45.19%	$253,043	46.41%	$(15,255)	(6.03%)	(1.22)

(b)	Calculated based on net earnings less net earnings allocated to participating securities of $388 thousand for the quarter ended August 1, 2009.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
FOR THE SIX MONTHS ENDED
August 1, 2009 AND August 2, 2008
(In thousands, except per share data)

	Six Months Ended				Variance
		% of		% of			Basis
	2009	Sales	2008	Sales	Dollar	%	Points
Net sales:
Clothing product	$723,364	73.04%	$774,599	74.74%	$(51,235)	(6.61%)	(1.70)
Tuxedo rental services	200,986	20.29%	197,647	19.07%	3,339	1.69%	1.22
Alteration and other services	65,992	6.66%	64,139	6.19%	1,853	2.89%	0.47

Total net sales	990,342	100.00%	1,036,385	100.00%	(46,043)	(4.44%)	0.00

Total cost of sales	564,565	57.01%	571,587	55.15%	(7,022)	(1.23%)	1.86

Gross margin (a)	425,777	42.99%	464,798	44.85%	(39,021)	(8.40%)	(1.86)

Selling, general and administrative expenses	353,109	35.66%	395,536	38.16%	(42,427)	(10.73%)	(2.51)

Operating income	72,668	7.34%	69,262	6.68%	3,406	4.92%	0.65

Net interest	(160)	0.02%	(1,124)	0.11%	(964)	(85.77%)	(0.09)

Earnings before income taxes	72,508	7.32%	68,138	6.57%	4,370	6.41%	0.75

Provision for income taxes	27,767	2.80%	25,370	2.45%	2,397	9.45%	0.36

Net earnings	$44,741	4.52%	$42,768	4.13%	$1,973	4.61%	0.39

Net earnings per diluted common share (b)	$0.85		$0.82

Weighted average diluted common shares outstanding:	52,105		51,863

(a)	Gross margin as a percentage of related sales:

	Six Months Ended				Variance
		% of		% of
		Related		Related			Basis
	2009	Sales	2008	Sales	Dollar	%	Points

Clothing margin	$385,720	53.32%	$433,634	55.98%	$(47,914)	(11.05%)	(2.66)
Tuxedo margin	167,479	83.33%	164,280	83.12%	3,199	1.95%	0.21
Alteration and other services margin	18,212	27.60%	14,204	22.15%	4,008	28.22%	5.45
Occupancy costs	(145,634)	(14.71%)	(147,320)	(14.21%)	1,686	1.14%	(0.49)

Gross margin	$425,777	42.99%	$464,798	44.85%	$(39,021)	(8.40%)	(1.86)

(b)	Calculated based on net earnings less net earnings allocated to participating securities of $442 thousand for the six months ended August 1, 2009.

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	August 1,	August 2,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$144,449	$119,248
Short-term investments	19,490	—
Accounts receivable, net	17,129	19,047
Inventories	430,777	457,212
Other current assets	51,876	59,012

Total current assets	663,721	654,519
Property and equipment, net	375,595	400,791
Tuxedo rental product, net	107,848	90,860
Goodwill	59,266	61,538
Other assets, net	16,466	25,351

Total assets	$1,222,896	$1,233,059

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$78,918	$102,780
Accrued expenses and other current liabilities	115,488	118,113
Income taxes payable	19,276	9,347

Total current liabilities	$213,682	$230,240
Long-term debt	43,161	84,221
Deferred taxes and other liabilities	63,289	67,320

Total liabilities	320,132	381,781

Shareholders’ equity:
Preferred stock	—	—
Common stock	703	698
Capital in excess of par	319,029	308,670
Retained earnings	961,670	915,541
Accumulated other comprehensive income	33,988	38,905

Total	1,315,390	1,263,814

Treasury stock, at cost	(412,626)	(412,536)

Total shareholders’ equity	902,764	851,278

Total liabilities and equity	$1,222,896	$1,233,059

THE MEN’S WEARHOUSE, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
FOR THE SIX MONTHS ENDED
August 1, 2009 AND August 2, 2008
(In thousands)

	Six Months Ended
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$44,741	$42,768
Non-cash adjustments to net earnings:
Depreciation and amortization	43,881	46,925
Tuxedo rental product amortization	22,089	21,819
Other	(334)	4,606
Changes in assets and liabilities	(248)	(30,511)

Net cash provided by operating activities	110,129	85,607

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,757)	(49,524)
Proceeds from sales of available-for-sale investments	—	59,921
Other investing activities	—	12

Net cash provided by (used in) investing activities	(28,757)	10,409

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,051	1,181
Proceeds from revolving credit facility	—	100,600
Payments on revolving credit facility	(25,000)	(105,975)
Cash dividends paid	(7,344)	(7,281)
Purchase of treasury stock	(90)	(156)
Other financing activities	(1,588)	(1,320)

Net cash used in financing activities	(32,971)	(12,951)

Effect of exchange rate changes	8,636	(3,263)

INCREASE IN CASH AND CASH EQUIVALENTS	57,037	79,802
Balance at beginning of period	87,412	39,446

Balance at end of period	$144,449	$119,248